Exhibit 99.e.1.iv

AMENDMENT TO UNDERWRITING AGREEMENT

THIS AMENDMENT (“Amendment”) to the Underwriting Agreement (“Agreement”) dated as of April 1, 2012 by and between Mercer Funds, a Delaware statutory trust (the “Trust”) and MGI Funds Distributors, LLC. a Delaware Limited Liability Company, (the “Underwriter”), is made effective as of the 1st day of July 2016.

RECITALS

WHEREAS, the Board of Trustees of the Trust have approved the merger of the Mercer US Large Cap Value Equity Fund with and into the Mercer US Large Cap Growth Equity Fund (to be renamed the Mercer US Large Cap Equity Fund) and the merger of the Mercer US Small Mid Cap Value Equity Fund with and into the Mercer US Small/Mid Cap Growth Equity Fund, (to be renamed the Mercer US Small/Mid Cap Equity Fund) and;

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the parties desire to amend the Agreement to reflect changes to Exhibit A to the Agreement as a result of the mergers.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Trust hereby appoints the Underwriter to serve as the distributor of the Shares of the Portfolios identified on Exhibit A in accordance with the terms set forth in the Agreement. The Underwriter accepts such appointment and agrees to furnish such services. The Underwriter agrees not to engage in any business activity other than as the principal underwriter for the Trust, unless the Trust has otherwise agreed in writing to such activity. Nothing herein shall be intended to prevent the Underwriter’s affiliated persons (as defined in the Investment Company Act of 1940, as amended) from engaging in other business activities.

2.	Mercer and Underwriter acknowledge that all of its representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Exhibit A of the Agreement, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.		MGI Funds Distributors, LLC.

By:	/s/ Rich Joseph	By:	/s/ Mark Fairbanks
	Name: Rich Joseph Title: Vice President		Name: Mark Fairbanks Title: Vice President

EXHIBIT A

THIS EXHIBIT A, dated as of July 1, 2016 is Exhibit A to that certain Underwriting Agreement dated as of April 1, 2012 between MGI Funds Distributors, LLC and Mercer Funds.

PORTFOLIOS

Mercer US Large Cap Equity Fund

Mercer US Small/Mid Cap Equity Fund

Mercer Non-US Core Equity Fund

Mercer Emerging Markets Equity Fund

Mercer Global Low Volatility Equity Fund

Mercer Core Fixed Income Fund

Mercer Opportunistic Fixed Income